UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

News Corporation
(Exact name of registrant as specified in its charter)

Delaware	46-2950970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification no.)

1211 Avenue of the Americas, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Preferred Stock Purchase Rights	The Nasdaq Global Select Market
Class B Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

News Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 2 hereby amends the registration statement on Form 8-A filed by News Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 18, 2018, as amended by Amendment No. 1 to Form 8-A filed with the SEC on June 17, 2021, by supplementing Items 1 and 2 with the following.

Item 1.	Description of Registrant’s Securities to be Registered.

On September 21, 2021, the Company executed an amendment (the “Amendment”) to the Fourth Amended and Restated Rights Agreement (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.  The Amendment was entered into pursuant to the determination by a Special Committee of the Board of Directors (the “Board”) of the Company, comprising all of the independent directors of the Board, to amend the Rights Agreement to accelerate the expiration of the rights under the Rights Agreement to 11:59 P.M. (New York City time) on September 21, 2021, thereby terminating the Rights Agreement at such time.

On September 21, 2021, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective on September 22, 2021, eliminated from the Company’s Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of News Corporation (the “Series A Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on June 28, 2013. The 2,250,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing the Certificate of Elimination.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, the Amendment and the Certificate of Elimination, copies of which are attached hereto as Exhibits 4.1, 4.2, and 3.1, respectively, and which are incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1
Certificate of Elimination of the Series A Junior Participating Preferred Stock of News Corporation (Incorporated by reference to Exhibit 3.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on September 22, 2021.).

3.2
Restated Certificate of Incorporation of News Corporation (Incorporated by reference to Exhibit 3.1 to the Annual Report of News Corporation on Form 10-K (File No. 001-35769) filed with the Securities and Exchange Commission on August 15, 2018.).

3.3
Amended and Restated By-laws of News Corporation, effective February 25, 2019 (Incorporated by reference to Exhibit 3.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on February 25, 2019.).

4.1
Fourth Amended and Restated Rights Agreement, effective as of June 18, 2021, between News Corporation and Computershare Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on June 17, 2021.).

4.2
Amendment No. 1 to the Fourth Amended and Restated Rights Agreement, dated as of September 21, 2021, between News Corporation and Computershare Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on September 22, 2021.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 22, 2021

News Corporation

	By:	/s/ Michael L. Bunder
	Name:	Michael L. Bunder
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary